Exhibit 99.2
For Immediate News Release
February 3, 2021

AVALONBAY COMMUNITIES, INC. ANNOUNCES 2020 OPERATING RESULTS
AND INITIAL 2021 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended December 31, 2020 was $341,128,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) for the three months ended December 31, 2020 of 103.3% to $2.44 from $1.20 for the prior year period, primarily attributable to an increase in gain on sale of real estate and depreciation expense, partially offset by a decrease in Established Community NOI, as detailed in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended December 31, 2020 decreased 18.9% to $1.93 from $2.38 for the prior year period. Core FFO per share (as defined in this release) for the three months ended December 31, 2020 decreased 16.9% to $2.02 from $2.43 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2020 to its results for the prior year period:

Q4 2020 Results Compared to Q4 2019
	Per Share (1)
	EPS	FFO	Core FFO
Q4 2019 per share reported results	$1.20	$2.38	$2.43
Established Community NOI (2)	(0.39)	(0.39)	(0.39)
Development and Other Stabilized Community NOI	0.03	0.03	0.03
Capital markets and transaction activity	—	—	(0.03)
Joint venture income	(0.02)	(0.02)	(0.02)
Overhead and other	(0.10)	(0.10)	—
Income taxes	0.03	0.03	—
Gain on sale of real estate and depreciation expense	1.69	—	—
Q4 2020 per share reported results	$2.44	$1.93	$2.02

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 14, table 2.
(2) Established Community uncollectible residential and commercial lease revenue increased $0.12 over the prior year period.

For the year ended December 31, 2020, EPS increased 4.6% to $5.89 from $5.63 for the prior year, FFO per share decreased 8.0% to $8.45 from $9.18 for the prior year, and Core FFO per share decreased 7.0% to $8.69 from $9.34 for the prior year.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the year ended December 31, 2020 to its results for the prior year:

Full Year 2020 Results
Comparison to Full Year 2019

	Per Share (1)
	EPS	FFO	Core FFO

2019 per share reported results	$5.63	$9.18	$9.34
Established Community NOI (2)	(0.69)	(0.69)	(0.68)
Development and Other Stabilized Community NOI	0.26	0.26	0.26
Capital markets and transaction activity	(0.16)	(0.18)	(0.15)
Joint venture income	(0.06)	(0.06)	(0.06)
Overhead and other	(0.18)	(0.18)	(0.02)
Income taxes	0.12	0.12	—
Gain on sale of real estate and depreciation expense	0.97	—	—
2020 per share reported results	$5.89	$8.45	$8.69

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 14, table 2.
(2) Established Community uncollectible residential and commercial lease revenue increased $0.32 over the prior year.

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Established Communities Operating Results for the Three Months Ended December 31, 2020 Compared to the Prior Year Period

For Established Communities, total revenue decreased $46,103,000, or 8.7%, to $485,961,000. Residential and commercial uncollectible lease revenue contributed $16,613,000 of this decrease, comprised of $11,217,000 for residential and $5,396,000 for commercial. Operating expenses for Established Communities increased $8,614,000, or 5.8%, to $157,359,000. NOI for Established Communities decreased $54,717,000, or 14.3%, to $328,602,000.

Rental revenue for Established Communities decreased 8.6%, as detailed in the following table:

Established Communities Change in Rental Revenue
Q4 2020 Compared to Q4 2019
Residential rental revenue
Lease rates	(2.2)%
Concessions and other discounts	(1.7)%
Economic occupancy	(1.6)%
Other rental revenue	—%
Uncollectible lease revenue (1)	(2.1)%
Total residential rental revenue	(7.6)%
Commercial rental revenue (2)	(1.0)%
Total Established Communities change in rental revenue	(8.6)%

(1) Uncollectible lease revenue increased $11,217,000 over the prior year period to $14,346,000, or 2.87% of total residential revenue, as compared to 0.59% of total residential revenue for the prior year period.

(2) Consists primarily of $5,766,000 of recognized uncollectible commercial lease revenue, of which $4,567,000 represents the write-off of straight line rent receivables.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended December 31, 2020 compared to the three months ended December 31, 2019 :

Q4 2020 Compared to Q4 2019
Rental Revenue (1)			Opex (2)		% of NOI (3)
	Residential	Commercial		NOI
New England	(6.3)%	(0.7)%	4.0%	(12.4)%	14.7%
Metro NY/NJ	(6.1)%	(1.4)%	2.8%	(11.8)%	22.8%
Mid-Atlantic	(7.1)%	(0.3)%	7.8%	(13.2)%	15.5%
Pacific NW	(5.9)%	(3.0)%	13.1%	(17.6)%	6.1%
No. California	(12.3)%	(0.7)%	7.1%	(19.0)%	18.8%
So. California	(7.2)%	(1.1)%	6.4%	(14.1)%	20.0%
Expansion Mkts	0.9%	—%	3.3%	(0.9)%	2.1%
Total	(7.6)%	(1.0)%	5.8%	(14.3)%	100.0%

(1) Represents the change as a percent of total rental revenue. See Attachment 4, Quarterly Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.
(3) Represents % of total NOI for Q4 2020, including amounts related to communities that have been sold or that are classified as held for sale.

Established Communities Operating Results for the Year Ended December 31, 2020 Compared to the Prior Year

For Established Communities, total revenue decreased $78,971,000, or 3.7%, to $2,028,317,000. Residential and commercial uncollectible lease revenue contributed $43,970,000 of this decrease, comprised of $33,768,000 for residential and $10,202,000 for commercial. Operating expenses for Established Communities increased $17,424,000, or 2.9%, to $621,412,000. NOI for Established Communities decreased $96,395,000, or 6.4%, to $1,406,905,000.

Rental revenue for Established Communities decreased 3.7%, as detailed in the following table:

Established Communities Change in Rental Revenue
Full Year 2020 Compared to Full Year 2019
Residential rental revenue
Lease rates	0.5%
Concessions and other discounts	(0.7)%
Economic occupancy	(1.3)%
Other rental revenue	(0.1)%
Uncollectible lease revenue (1)	(1.6)%
Total residential rental revenue	(3.2)%
Commercial rental revenue (2)	(0.5)%
Total Established Communities change in rental revenue	(3.7)%

(1) Uncollectible lease revenue increased $33,768,000 over the prior year to $44,829,000, or 2.18% of total residential revenue, as compared to 0.53% of total residential revenue for the prior year.
(2) Consists primarily of $11,157,000 of recognized uncollectible commercial lease revenue, of which $5,514,000 represents the write-off of straight line rent receivables.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2020 compared to the year ended December 31, 2019:

Full Year 2020 Compared to Full Year 2019
Rental Revenue (1)			Opex (2)		% of NOI (3)
	Residential	Commercial		NOI
New England	(1.7)%	(0.3)%	3.6%	(4.8)%	14.5%
Metro NY/NJ	(3.6)%	(0.7)%	1.3%	(6.7)%	22.2%
Mid-Atlantic	(2.6)%	(0.3)%	2.7%	(5.2)%	15.5%
Pacific NW	(1.8)%	(1.4)%	7.8%	(7.4)%	6.3%
No. California	(4.5)%	(0.3)%	3.5%	(7.3)%	19.8%
So. California	(3.5)%	(0.7)%	2.8%	(7.1)%	19.8%
Expansion Mkts	(0.6)%	—%	0.7%	(1.5)%	1.9%
Total	(3.2)%	(0.5)%	2.9%	(6.4)%	100.0%

(1) Represents the change as a percent of total rental revenue. See Attachment 6, Full Year Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.
(3) Represents % of total NOI for Full Year 2020, including amounts related to communities that have been sold or that are classified as held for sale.

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COVID-19 Operational Update

Established Communities Collections Update

The following table provides an update for residential revenue collections for Established Communities for Q2 2020 through Q4 2020 as of each respective quarter end, as well as through January 31, 2021 for the periods presented. Collected residential revenue represents the portion of apartment base rent charged to residents and other rentable items, including parking and storage rent, along with pet and other fees in accordance with residential leases, that has been collected ("Collected Residential Revenue"), and excludes transactional and other fees.

Established Communities Collections (1)
	Collected Residential Revenue
	At quarter end (2)	At January 31, 2021 (3)(4)
Q2 2020	95.4%	98.1%
Q3 2020	95.2%	97.1%
Q4 2020	94.8%	95.9%

(1) Collections presented reflect the Company’s Established Communities as of December 31, 2020 and excludes commercial revenue, which was 0.7% and 1.2% of the Company's 2020 and 2019 Established Communities' total revenue, respectively.

(2) The Collected Residential Revenue percentage as of June 30, 2020 for Q2 2020, September 30, 2020 for Q3 2020 and December 31, 2020 for Q4 2020, respectively.
(3) The percentage of Collected Residential Revenue as of January 31, 2021.
(4) Collected Residential Revenue for January 2021 as of January 31, 2021 was 92.9%, which is 94.9% of the AVB Residential Benchmark.

For further discussion of collection rates and limitations on use of this data, see Attachment 14.

The ongoing impact from COVID-19 on the Company's consolidated results of operations will be affected by the duration and severity of the pandemic, and how quickly and to what extent normal economic and operating conditions resume. Because of these factors, the Company's historical results, including results for the three months and year ended December 31, 2020 and information through February 3, 2021, may not be indicative of results for future periods.

Development Activity

During the three months ended December 31, 2020, the Company completed the development of four consolidated apartment communities:

•Avalon Marlborough II, located in Marlborough, MA;
•Avalon Towson, located in Towson, MD;
•Avalon Walnut Creek II, located in Walnut Creek, CA; and
•Avalon Doral, located in Doral, FL.

These communities contain an aggregate of 1,044 apartment homes and were constructed for a Total Capital Cost of $385,000,000.

During the three months ended December 31, 2020, the Company started the construction of three consolidated apartment communities:

•Avalon Harbor Isle, located in Island Park, NY;
•Avalon Easton II, located in Easton, MA; and
•Avalon Somerville Station, located in Somerville, NJ.

These communities are expected to contain an aggregate of 591 apartment homes and are expected to be developed for an aggregate estimated Total Capital Cost of $221,000,000.

During the year ended December 31, 2020, the Company completed the development of eight consolidated communities containing an aggregate of 2,095 apartment homes for an aggregate Total Capital Cost of $777,000,000. During the year ended December 31, 2020, the Company started the construction of three consolidated apartment communities and one unconsolidated apartment community.

At December 31, 2020, the Company had 16 consolidated Development Communities under construction that in the aggregate are expected to contain 5,128 apartment homes and 62,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development Communities is $1,951,000,000. As of December 31, 2020, the Company has an estimated remaining Total Capital Cost of $559,000,000 to invest over the next several years on the 16 Development Communities under construction and recently completed Development Communities.

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At December 31, 2020, the Company had two Unconsolidated Development Communities under construction that in the aggregate are expected to contain 803 apartment homes and 56,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Unconsolidated Development Communities is $386,000,000, with an estimated remaining equity investment of the Company of $38,400,000 after expected loan proceeds as of December 31, 2020. See Attachment 11, Unconsolidated Real Estate Investments, for further discussion.

During the three months ended December 31, 2020, the Company acquired three land parcels for future development, for an aggregate investment of $77,350,000.

Disposition Activity

Consolidated Apartment Communities

During the three months ended December 31, 2020, the Company sold six wholly-owned operating communities:

•Avalon Somerset, located in Somerset, NJ;
•Eaves San Rafael, located in San Rafael, CA;
•Avalon Cohasset, located in Cohasset, MA;
•Avalon Wilton on Danbury Rd, located in Wilton, CT;
•Avalon Stratford, located in Stratford, CT; and
•Eaves Diamond Heights, located in San Francisco, CA.

In aggregate, the six communities contain 1,242 apartment homes and were sold for $444,100,000, resulting in a gain in accordance with GAAP of $249,122,000 and an Economic Gain of $160,460,000.

In January 2021, the Company sold eaves Stamford, a wholly-owned operating community, located in Stamford, CT, that contains 238 apartment homes, for $72,000,000.

During the year ended December 31, 2020, the Company sold nine wholly-owned operating communities containing an aggregate of 1,817 apartment homes. These assets were sold for $627,750,000 and a weighted average Initial Market Cap Rate of 4.4%, resulting in a gain in accordance with GAAP of $340,444,000 and an Economic Gain of $210,701,000.

During the three months and year ended December 31, 2020, the Company sold 11 and 70 of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $33,860,000 and $216,372,000, respectively. At December 31, 2020, 69% of the 66,000 square feet of commercial space has been leased. In addition, subsequent to quarter end and through the date of this release, the Company sold three residential condominiums for gross proceeds of $5,940,000

Liquidity and Capital Markets

At December 31, 2020, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility, and had $313,532,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the fourth quarter of 2020 was 5.4 times and Unencumbered NOI (as defined in this release) was 94%.

During the year ended December 31, 2020, the Company had the following debt activity:

•In public offerings under its existing shelf registration statement, the Company issued (i) $700,000,000 principal amount of unsecured notes for net proceeds of $694,701,000, maturing in March 2030 and with a 2.30% coupon and an effective interest rate of 2.68%, including the impact of an interest rate hedge and offering costs and (ii) $600,000,000 principal amount of unsecured notes for net proceeds of $593,430,000, maturing in January 2031 with a 2.45% coupon and an effective interest rate of 2.65%, including the impact of an interest rate hedge and offering costs.

•The Company borrowed $51,000,000 under a mortgage note with a maturity date of March 2027 and a contractual interest rate of 2.38%, in conjunction with the refinancing of $50,616,000 of secured indebtedness that had a contractual interest rate of 3.08%.

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•The Company repaid (i) $400,000,000 principal amount of its 3.625% unsecured notes in advance of the October 2020 scheduled maturity and (ii) $250,000,000 principal amount of its 3.95% unsecured notes in advance of the January 2021 scheduled maturity. In conjunction with these repayments, the Company recognized a loss on debt extinguishment of $9,170,000 composed of prepayment penalties and the non-cash write-off of unamortized deferred financing costs.

•The Company repaid $300,000,000 principal amount of its variable rate unsecured notes at par in advance of the January 2021 scheduled maturity.

•The Company repaid $67,904,000 principal amount of 4.18% fixed rate debt secured by Avalon Hoboken at par in advance of its December 2020 maturity date.

Stock Repurchase Program

In July 2020, the Company’s Board of Directors approved a new stock repurchase program under which the Company may acquire shares of its common stock in open market or negotiated transactions up to an aggregate purchase price of $500,000,000. This authority may be exercised from time to time in the Company’s discretion and in such amounts as market conditions warrant. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions and other corporate liquidity requirements and priorities. The stock repurchase program does not have an expiration date and may be suspended or terminated at any time without prior notice. The Company intends that funds used for the stock repurchase program will be matched over time with the proceeds from sales of existing apartment communities and in some cases with newly issued debt, but initially may be funded from existing cash balances, retained cash flow and/or the Company's line of credit.

Under this program, during the three months and year ended December 31, 2020, the Company repurchased 313,057 shares of common stock at an average price of $148.25 per share and 1,225,790 shares of common stock at an average price of $149.99 per share, respectively.

First Quarter 2021 Financial Outlook

The following presents a summary of the Company's financial outlook for 2021, further details for which are provided on Attachment 13.

For its first quarter 2021 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q1 2021
	Low		High
Projected EPS	$0.91	-	$1.01
Projected FFO per share	$1.81	—	$1.91
Projected Core FFO per share	$1.85	—	$1.95

(1) See Attachment 14, table 7, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

First Quarter Conference Schedule

Management is scheduled to present at Citi's Global Property CEO Conference from March 8 - 11, 2021. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company's presentation will be available in advance of the conference event on the Company's website at http:// www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on February 4, 2021 at 1:00 PM ET to review and answer questions about this release, its fourth quarter 2020 results and 2021 outlook, the Attachments (described below) and related matters. To participate on the call, dial 800-458-4121 and use conference id: 1919406.

To hear a replay of the call, which will be available from February 4, 2021 at 6:00 PM ET to February 11, 2021 at 6:00 PM ET, dial 888-203-1112 and use conference id: 1919406. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on February 4, 2021.

About AvalonBay Communities, Inc.

As of December 31, 2020, the Company owned or held a direct or indirect ownership interest in 291 apartment communities containing 86,025 apartment homes in 11 states and the District of Columbia, of which 18 communities were under development and one community was under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets consisting of Southeast Florida and Denver, Colorado (the "Expansion Markets"). More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include those related to the COVID-19 pandemic, about which there are many uncertainties, including (i) the duration and severity of the pandemic, (ii) the effectiveness and timing of the vaccine availability and (iii) the effect on the multifamily industry and the general economy of measures taken by businesses and the government to prevent the spread of the novel coronavirus and relieve economic distress of consumers, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent. The adverse impact over the long-term of the pandemic on our business, results of operations, cash flows and financial condition could be material. In addition, the effects of the pandemic are likely to heighten the following risks, which we routinely face in our business: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of new rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements (and which risks may also be heightened because of the COVID-19 pandemic) appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial
Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2021 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 14, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

Avalon Marlborough
Marlborough, MA

AVA Wheaton
Silver Spring, MD

2745 Meadow Lark

eaves Mission Ridge
San Diego, CA

FOURTH QUARTER 2020

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FOURTH QUARTER 2020

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Rental Revenue and Occupancy Changes...................................................................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes.................................................................................	Attachment 5
Full Year Rental Revenue and Occupancy Changes....................................................................................................	Attachment 6
Operating Expenses ("Opex").......................................................................................................................................	Attachment 7

Development, Joint Venture, Debt Profile and Disposition Activity
Expensed Community Maintenance Costs and Capitalized Community Expenditures................................................	Attachment 8
Development Communities...........................................................................................................................................	Attachment 9
Unconsolidated Real Estate Investments.....................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 11
Summary of Disposition Activity....................................................................................................................................	Attachment 12

Financial Outlook
2021 Financial Outlook.................................................................................................................................................	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 14

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 13 and 14 and contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
December 31, 2020
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2020	2019	% Change	2020	2019	% Change
Revenue:
Rental and other income	$554,932	$592,089	(6.3)%	$2,297,442	$2,319,666	(1.0)%
Management, development and other fees	869	1,477	(41.2)%	3,819	4,960	(23.0)%
Total	555,801	593,566	(6.4)%	2,301,261	2,324,626	(1.0)%
Operating expenses:
Direct property operating expenses, excluding property taxes	114,659	103,749	10.5%	448,658	427,114	5.0%
Property taxes	70,216	65,071	7.9%	273,189	252,961	8.0%
Property management and other indirect operating expenses (1)	28,262	21,573	31.0%	101,255	88,031	15.0%
Total operating expenses	213,137	190,393	11.9%	823,102	768,106	7.2%

Interest expense, net (2)	(51,589)	(54,190)	(4.8)%	(214,151)	(203,585)	5.2%
Loss on extinguishment of debt, net	—	—	N/A	(9,333)	(602)	1,450.3%
General and administrative expense (3)	(13,465)	(12,602)	6.8%	(60,343)	(58,042)	4.0%
Joint venture (loss) income	(348)	7,872	(104.4)%	6,422	8,652	(25.8)%
Expensed transaction, development and other pursuit costs, net of recoveries (4)	(8,110)	(2,428)	234.0%	(12,399)	(4,991)	148.4%
Depreciation expense	(177,823)	(171,364)	3.8%	(707,331)	(661,578)	6.9%
Gain on sale of communities	249,106	256	97,207.0%	340,444	166,105	105.0%
Gain on other real estate transactions	112	65	72.3%	440	439	0.2%
Net for-sale condominium activity (5)	(1,611)	(1,286)	25.3%	2,551	(3,812)	N/A
Income before income taxes	338,936	169,496	100.0%	824,459	799,106	3.2%

Income tax benefit (expense) (4)	2,178	(1,825)	N/A	3,247	(13,003)	N/A
Net income	341,114	167,671	103.4%	827,706	786,103	5.3%

Net loss (income) attributable to noncontrolling interests	14	(21)	N/A	(76)	(129)	(41.1)%
Net income attributable to common stockholders	$341,128	$167,650	103.5%	$827,630	$785,974	5.3%

Net income attributable to common stockholders per common share - basic	$2.44	$1.20	103.3%	$5.89	$5.64	4.4%
Net income attributable to common stockholders per common share - diluted	$2.44	$1.20	103.3%	$5.89	$5.63	4.6%

FFO (4)	$268,874	$332,932	(19.2)%	$1,186,408	$1,280,690	(7.4)%
Per common share - diluted	$1.93	$2.38	(18.9)%	$8.45	$9.18	(8.0)%

Core FFO (4)	$281,767	$339,906	(17.1)%	$1,220,597	$1,303,207	(6.3)%
Per common share - diluted	$2.02	$2.43	(16.9)%	$8.69	$9.34	(7.0)%

Dividends declared - common	$222,199	$214,046	3.8%	$893,138	$851,287	4.9%
Per common share	$1.59	$1.52	4.6%	$6.36	$6.08	4.6%

Average shares and participating securities outstanding - basic	139,601,172	139,761,996	(0.1)%	140,426,390	139,420,111	0.7%
Average shares outstanding - diluted	139,632,368	139,968,027	(0.2)%	140,435,195	139,571,550	0.6%
Total outstanding common shares and operating partnership units	139,534,171	140,651,462	(0.8)%	139,534,171	140,651,462	(0.8)%

(1)	Amounts for the three months and year ended December 31, 2020 include $5,484 and $8,558 of advocacy contributions, respectively, as detailed in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(2)	Amounts for the three months and year ended December 31, 2020 include a gain on interest rate contract of $2,894 as detailed in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(3)	Amounts include severance related costs and legal settlement proceeds as detailed in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(4)	For additional detail, see Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(5)	Amounts include marketing, operating and administrative costs. Amounts for the three months and year ended December 31, 2020 also include gains on for-sale condominiums. For additional detail, see Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
December 31, 2020
(Dollars in thousands)
(unaudited)

	December 31	December 31,
	2020	2019

Real estate	$22,550,156	$21,796,900
Less accumulated depreciation	(5,700,179)	(5,164,398)

Net operating real estate	16,849,977	16,632,502
Construction in progress, including land	989,765	1,303,751
Land held for development	110,142	—
For-sale condominium inventory (1)	267,219	457,809
Real estate assets held for sale, net	16,678	38,927

Total real estate, net	18,233,781	18,432,989

Cash and cash equivalents	216,976	39,687
Cash in escrow	96,556	87,927
Resident security deposits	30,811	34,224
Investments in unconsolidated real estate entities	202,612	165,806
Other assets (2)	418,408	360,418

Total assets	$19,199,144	$19,121,051

Unsecured notes, net	$6,702,005	$6,358,648
Unsecured credit facility	—	—
Notes payable, net	862,332	937,642
Resident security deposits	55,928	61,752
Other liabilities	824,028	769,559
Total liabilities	8,444,293	8,127,601

Redeemable noncontrolling interests	2,677	3,252
Equity	10,752,174	10,990,198

Total liabilities and equity	$19,199,144	$19,121,051

(1)	Consists of the aggregate carrying value of the unsold for-sale residential condominiums of The Park Loggia.
(2)	Includes residential and commercial rent receivables, net of reserves, of $18,159,000 and $11,594,000 at December 31, 2020 and December 31, 2019, respectively.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
December 31, 2020
(Dollars in thousands, except per home data)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment	December	September	June	March	December
	Homes	31, 2020	30, 2020	30, 2020	31, 2020	31, 2019
RENTAL REVENUE (2)
Established	67,997	$485,735	$498,155	$509,352	$533,476	$531,456
Other Stabilized (3)	5,397	34,564	34,463	34,481	35,114	32,164
Development/Redevelopment	8,471	25,579	21,271	18,954	18,084	12,953
Total Consolidated Communities	81,865	$545,878	$553,889	$562,787	$586,674	$576,573

OPERATING EXPENSE
Established		$157,359	$161,956	$150,564	$151,534	$148,745
Other Stabilized (3)		12,333	12,255	11,565	11,988	9,938
Development/Redevelopment		11,980	9,398	7,317	7,060	5,150
Total Consolidated Communities		$181,672	$183,609	$169,446	$170,582	$163,833

NOI (4)
Established		$328,602	$336,593	$359,326	$382,385	$383,319
Other Stabilized (3)		22,602	22,834	23,108	23,496	22,724
Development/Redevelopment		13,618	11,902	11,676	11,048	7,804
Total Consolidated Communities		$364,822	$371,329	$394,110	$416,929	$413,847

AVERAGE REVENUE PER OCCUPIED HOME (5)
Established		$2,522	$2,625	$2,634	$2,714	$2,713
Other Stabilized (3)		$2,255	$2,264	$2,268	$2,286	$2,280

ECONOMIC OCCUPANCY (5)
Established		94.4%	93.0%	94.8%	96.3%	96.0%
Other Stabilized (3)		94.5%	93.7%	93.6%	94.6%	94.5%

ESTABLISHED COMMUNITIES TURNOVER (6)
Current year period / Prior year period		46.9% / 40.7%	70.0% / 65.6%	53.9% / 56.4%	39.8% / 41.5%	40.7% / 42.3%
Current year / Prior year		52.7% / 51.1%				51.1% / 52.1%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income and business interruption insurance proceeds.
(3)	Results for these communities for quarters prior to January 1, 2020 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.
(4)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)	For per home rent projections and Economic Occupancy for Development Communities currently under construction, see Attachment 9 - Development Communities.
(6)	Turnover represents the annualized number of units turned over during the period, divided by the total number of apartment homes for Established Communities for the respective reporting period.

ESTABLISHED COMMUNITIES LIKE-TERM RENT CHANGE
	Q4 2020
	Like-Term Lease Rent Change (4)	Like-Term Effective Rent Change (4)
New England	(8.1)%	(11.9)%
Metro NY/NJ	(4.3)%	(9.9)%
Mid-Atlantic	(6.4)%	(10.3)%
Pacific NW	(7.6)%	(11.8)%
No. California	(14.4)%	(20.5)%
So. California	(2.6)%	(2.9)%
Expansion Markets	0.9%	(0.6)%
Total	(7.2)%	(11.2)%	(8)

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
December 31, 2020
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
												% change excl. commercial (3)
		Q4 20	Q4 19	% Change	Q4 20	Q4 19	% Change	Q4 20	Q4 19	% Change
New England
Boston, MA	8,421	$2,742	$2,900	(5.4)%	92.9%	95.5%	(2.6)%	$64,340	$69,957	(8.0)%		(7.3)%
Fairfield, CT	946	2,772	2,748	0.9%	96.9%	95.0%	1.9%	7,622	7,415	2.8%		2.7%
New England	9,367	2,746	2,886	(4.9)%	93.3%	95.4%	(2.1)%	71,962	77,372	(7.0)%		(6.3)%

Metro NY/NJ
New York City, NY	3,788	3,337	3,815	(12.5)%	94.5%	96.5%	(2.0)%	35,826	41,917	(14.5)%		(12.3)%
New York - Suburban	3,970	3,128	3,188	(1.9)%	95.6%	95.3%	0.3%	35,600	36,185	(1.6)%		(1.6)%
New Jersey	5,017	2,566	2,684	(4.4)%	96.0%	97.0%	(1.0)%	37,058	39,181	(5.4)%		(3.9)%
Metro NY/NJ	12,775	2,970	3,178	(6.5)%	95.3%	96.3%	(1.0)%	108,484	117,283	(7.5)%		(6.1)%

Mid-Atlantic
Washington Metro	11,932	2,252	2,350	(4.2)%	92.0%	96.0%	(4.0)%	74,124	80,724	(8.2)%		(7.8)%
Baltimore, MD	1,562	1,778	1,783	(0.3)%	96.7%	96.4%	0.3%	8,053	8,051	0.0%		0.0%
Mid-Atlantic	13,494	2,197	2,283	(3.8)%	92.4%	96.0%	(3.6)%	82,177	88,775	(7.4)%		(7.1)%

Pacific Northwest	4,116	2,225	2,379	(6.5)%	93.8%	96.2%	(2.4)%	25,757	28,266	(8.9)%		(5.9)%

Northern California
San Jose, CA	3,840	2,935	3,202	(8.3)%	94.2%	96.2%	(2.0)%	31,839	35,500	(10.3)%		(10.1)%
Oakland-East Bay, CA	3,847	2,444	2,622	(6.8)%	95.2%	96.6%	(1.4)%	26,836	29,223	(8.2)%		(7.1)%
San Francisco, CA	3,267	3,103	3,705	(16.2)%	93.0%	96.5%	(3.5)%	28,292	35,235	(19.7)%		(18.8)%
Northern California	10,954	2,813	3,151	(10.7)%	94.1%	96.4%	(2.3)%	86,967	99,958	(13.0)%		(12.3)%

Southern California
Los Angeles, CA	11,492	2,236	2,500	(10.6)%	96.2%	95.8%	0.4%	74,133	82,539	(10.2)%		(8.7)%
Orange County, CA	2,821	2,160	2,238	(3.5)%	95.8%	96.1%	(0.3)%	17,503	18,197	(3.8)%		(3.7)%
San Diego, CA	2,066	2,155	2,215	(2.7)%	96.6%	96.6%	0.0%	12,908	13,272	(2.7)%		(2.8)%
Southern California	16,379	2,212	2,419	(8.6)%	96.2%	95.9%	0.3%	104,544	114,008	(8.3)%		(7.2)%

Expansion Markets	912	2,253	2,272	(0.8)%	94.8%	93.1%	1.7%	5,844	5,794	0.9%		0.9%

Total Established	67,997	$2,522	$2,713	(7.0)%	94.4%	96.0%	(1.6)%	$485,735	$531,456	(8.6)%	(4)	(7.6)%

(1) Established Communities are communities with Stabilized Operations as of January 1, 2019 such that a comparison of Q4 2019 to Q4 2020 is meaningful.
(2) Reflects the effect of residential concessions amortized over the average lease term.
(3) Represents the change in rental revenue if the Company were to exclude rental revenue from commercial activities.
(4) With residential concessions reflected on a cash basis, rental revenue from Established Communities decreased 10.3% from Q4 2019 to Q4 2020. See Attachment 14, table 8, for additional detail and a reconciliation.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
December 31, 2020
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
											% change excl. commercial (3)
		Q4 20	Q3 20	% Change	Q4 20	Q3 20	% Change	Q4 20	Q3 20	% Change
New England
Boston, MA	8,421	$2,742	$2,828	(3.0)%	92.9%	92.4%	0.5%	$64,340	$66,012	(2.5)%	(1.9)%
Fairfield, CT	946	2,772	2,728	1.6%	96.9%	96.8%	0.1%	7,622	7,497	1.7%	1.7%
New England	9,367	2,746	2,819	(2.6)%	93.3%	92.8%	0.5%	71,962	73,509	(2.1)%	(1.5)%

Metro NY/NJ
New York City, NY	3,788	3,337	3,731	(10.6)%	94.5%	89.2%	5.3%	35,826	37,842	(5.3)%	(2.2)%
New York - Suburban	3,970	3,128	3,057	2.3%	95.6%	95.1%	0.5%	35,600	34,619	2.8%	2.8%
New Jersey	5,017	2,566	2,625	(2.2)%	96.0%	95.1%	0.9%	37,058	37,563	(1.3)%	0.2%
Metro NY/NJ	12,775	2,970	3,085	(3.7)%	95.3%	93.0%	2.3%	108,484	110,024	(1.4)%	0.2%

Mid-Atlantic
Washington Metro	11,932	2,252	2,317	(2.8)%	92.0%	91.5%	0.5%	74,124	75,862	(2.3)%	(2.2)%
Baltimore, MD	1,562	1,778	1,801	(1.3)%	96.7%	96.0%	0.7%	8,053	8,100	(0.6)%	(0.6)%
Mid-Atlantic	13,494	2,197	2,256	(2.6)%	92.4%	91.9%	0.5%	82,177	83,962	(2.1)%	(2.0)%

Pacific Northwest	4,116	2,225	2,332	(4.6)%	93.8%	94.0%	(0.2)%	25,757	27,046	(4.8)%	(2.6)%

Northern California
San Jose, CA	3,840	2,935	3,143	(6.6)%	94.2%	92.1%	2.1%	31,839	33,338	(4.5)%	(4.4)%
Oakland-East Bay, CA	3,847	2,444	2,534	(3.6)%	95.2%	94.7%	0.5%	26,836	27,706	(3.1)%	(2.2)%
San Francisco, CA	3,267	3,103	3,602	(13.9)%	93.0%	87.9%	5.1%	28,292	31,032	(8.8)%	(7.2)%
Northern California	10,954	2,813	3,065	(8.2)%	94.1%	91.4%	2.7%	86,967	92,076	(5.5)%	(4.7)%

Southern California
Los Angeles, CA	11,492	2,236	2,302	(2.9)%	96.2%	95.1%	1.1%	74,133	75,483	(1.8)%	(1.0)%
Orange County, CA	2,821	2,160	2,186	(1.2)%	95.8%	95.3%	0.5%	17,503	17,625	(0.7)%	(0.4)%
San Diego, CA	2,066	2,155	2,151	0.2%	96.6%	95.9%	0.7%	12,908	12,797	0.9%	0.9%
Southern California	16,379	2,212	2,264	(2.3)%	96.2%	95.2%	1.0%	104,544	105,905	(1.3)%	(0.7)%

Expansion Markets	912	2,253	2,205	2.2%	94.8%	93.3%	1.5%	5,844	5,633	3.7%	3.9%

Total Established	67,997	$2,522	$2,625	(3.9)%	94.4%	93.0%	1.4%	$485,735	$498,155	(2.5)%	(1.6)%

(1) Established Communities are communities with Stabilized Operations as of January 1, 2019.
(2) Reflects the effect of residential concessions amortized over the average lease term.
(3) Represents the change in rental revenue if the Company were to exclude rental revenue from commercial activities.

Attachment 6
AvalonBay Communities, Inc.
Full Year Rental Revenue and Occupancy Changes - Established Communities (1)
December 31, 2020
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)
		Full Year 2020	Full Year 2019	% Change	Full Year 2020	Full Year 2019	% Change	Full Year 2020	Full Year 2019	% Change		% change excl. commercial (3)
New England
Boston, MA	8,421	$2,831	$2,847	(0.6)%	93.7%	95.4%	(1.7)%	$267,978	$274,413	(2.3)%		(2.1)%
Fairfield, CT	946	2,731	2,736	(0.2)%	96.6%	95.2%	1.4%	29,937	29,580	1.2%		1.5%
New England	9,367	2,821	2,836	(0.5)%	93.9%	95.4%	(1.5)%	297,915	303,993	(2.0)%		(1.7)%

Metro NY/NJ
New York City, NY	3,788	3,629	3,786	(4.1)%	93.3%	96.0%	(2.7)%	153,894	165,133	(6.8)%		(5.3)%
New York - Suburban	3,970	3,095	3,180	(2.7)%	95.5%	95.7%	(0.2)%	140,763	144,938	(2.9)%		(2.9)%
New Jersey	5,017	2,616	2,672	(2.1)%	95.8%	96.6%	(0.8)%	150,928	155,427	(2.9)%		(2.4)%
Metro NY/NJ	12,775	3,065	3,159	(3.0)%	94.8%	96.1%	(1.3)%	445,585	465,498	(4.3)%		(3.6)%

Mid-Atlantic
Washington Metro	11,932	2,304	2,322	(0.8)%	93.6%	96.1%	(2.5)%	308,791	319,243	(3.3)%		(3.0)%
Baltimore, MD	1,562	1,787	1,761	1.5%	96.2%	96.8%	(0.6)%	32,217	31,940	0.9%		0.9%
Mid-Atlantic	13,494	2,245	2,256	(0.5)%	93.8%	96.2%	(2.4)%	341,008	351,183	(2.9)%		(2.6)%

Pacific Northwest	4,116	2,319	2,368	(2.1)%	95.1%	96.2%	(1.1)%	108,981	112,553	(3.2)%		(1.8)%

Northern California
San Jose, CA	3,840	3,119	3,182	(2.0)%	94.7%	96.3%	(1.6)%	136,077	141,095	(3.6)%		(3.4)%
Oakland-East Bay, CA	3,847	2,537	2,605	(2.6)%	95.7%	96.3%	(0.6)%	112,117	115,777	(3.2)%		(2.7)%
San Francisco, CA	3,267	3,549	3,715	(4.5)%	93.2%	96.1%	(2.9)%	129,646	139,956	(7.4)%		(7.2)%
Northern California	10,954	3,043	3,139	(3.1)%	94.5%	96.2%	(1.7)%	377,840	396,828	(4.8)%		(4.5)%

Southern California
Los Angeles, CA	11,492	2,344	2,478	(5.4)%	95.6%	95.6%	0.0%	308,893	326,662	(5.4)%		(4.5)%
Orange County, CA	2,821	2,198	2,218	(0.9)%	95.7%	96.1%	(0.4)%	71,224	72,156	(1.3)%		(1.1)%
San Diego, CA	2,066	2,180	2,198	(0.8)%	96.2%	95.9%	0.3%	52,006	52,247	(0.5)%		(0.5)%
Southern California	16,379	2,298	2,398	(4.2)%	95.7%	95.7%	0.0%	432,123	451,065	(4.2)%		(3.5)%

Expansion Markets	912	2,268	2,270	(0.1)%	93.7%	94.2%	(0.5)%	23,267	23,401	(0.6)%		(0.6)%

Total Established	67,997	$2,624	$2,689	(2.4)%	94.6%	95.9%	(1.3)%	$2,026,719	$2,104,521	(3.7)%	(4)	(3.2)%

(1) Established Communities are communities with Stabilized Operations as of January 1, 2019 such that a comparison of full year 2019 to full year 2020 is meaningful.
(2) Reflects the effect of residential concessions amortized over the average lease term.
(3) Represents the change in rental revenue if the Company were to exclude rental revenue from commercial activities.
(4) With residential concessions reflected on a cash basis, rental revenue from Established Communities decreased 5.1% between years. See Attachment 14, table 8, for additional detail and a reconciliation.

Attachment 7
AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
December 31, 2020
(Dollars in thousands)
(unaudited)

	Q4 2020	Q4 2019	% Change	Q4 2020 % of Total Opex	Full Year 2020	Full Year 2019	% Change	Full Year 2020 % of Total Opex

Property taxes (2)	$59,543	$57,838	2.9%	37.8%	$234,083	$225,693	3.7%	37.7%
Payroll (3)	34,634	32,189	7.6%	22.0%	137,066	134,191	2.1%	22.0%
Repairs & maintenance (4)	26,944	22,870	17.8%	17.1%	104,894	100,439	4.4%	16.9%
Utilities	13,959	13,892	0.5%	8.9%	57,068	56,573	0.9%	9.2%
Office operations (5)	12,633	12,713	(0.6)%	8.0%	50,619	48,538	4.3%	8.1%
Insurance	6,273	6,318	(0.7)%	4.0%	24,697	25,007	(1.2)%	4.0%
Marketing (6)	3,373	2,925	15.3%	2.2%	12,985	13,547	(4.1)%	2.1%
Total Established Communities Operating Expenses	$157,359	$148,745	5.8%	100.0%	$621,412	$603,988	2.9%	100.0%

(1)	Operating expenses for Established Communities exclude indirect costs for corporate-level property management and other support-related expenses.
(2)	Property taxes increased for the three months and year ended December 31, 2020 over the prior year periods primarily due to increased assessments and rates across the portfolio, led by the Mid-Atlantic, New England and the Pacific NW. The increase for the year ended December 31, 2020 is also due to successful appeals in the prior year in excess of those in the current year.
(3)	Payroll costs increased for the three months and year ended December 31, 2020 over the prior year periods primarily due to merit increases in associate compensation and increased benefit costs. The increase for the three months ended December 31, 2020 is also due to an increase in maintenance salaries, temporary maintenance positions and overtime to redecorate vacant apartment homes during the period.
(4)	Repairs and maintenance increased for the three months ended December 31, 2020 primarily due to increased turnover (up 15% over the prior year period), COVID-19 related costs for personal protective equipment and cleaning of $326 and the timing of maintenance related projects. For the year ended December 31, 2020, COVID-19 related costs for personal protective equipment and cleaning were $2,446.
(5)	Office operations includes administrative costs, land lease expense and association and license fees. The increase for the year ended December 31, 2020 over the prior year is primarily due to increased bad debt expense associated with amounts due from residents for utility reimbursements, damage receipts and other related items.
(6)	Marketing costs increased for the three months ended December 31, 2020 over the prior year period primarily due to increased internet advertising costs. Marketing costs decreased for the year ended December 31, 2020 from the prior year primarily due to decreased resident events and other incentives due to COVID-19 and decreased call center costs related to centralized lead management initiatives, partially offset by increased internet advertising costs.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
December 31, 2020
(Dollars in thousands except per home data)
(unaudited)

		Full Year 2020 Maintenance Expensed Per Home			Categorization of Full Year 2020 Additional Capitalized Value (2)
Current Communities	Apartment Homes (1)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)(6)	Asset Preservation	2020 Additional Capitalized Value	NOI Enhancing Per Home (6)	Asset Preservation Per Home

Established Communities	67,997	$127	$2,429	$2,556	$23,253	(7)	$27,322	$75,973	$126,548	$402	$1,117
Other Stabilized Communities	5,397	81	2,261	2,342	5,917	(8)	1,983	1,191	9,091	$367	$221
Development/Redevelopment Communities (9)	8,471	15	826	841	539,638		—	—	539,638	—	—
Dispositions (10)	—	—	—	—	(439,518)		—	—	(439,518)	—	—
Total	81,865	$112	$2,252	$2,364	$129,290		$29,305	$77,164	$235,759	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Policy is to capitalize expenditures for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year. Amounts presented exclude land activity, except to the extent reflected as a component of construction in progress for Development/Redevelopment Communities. Construction and redevelopment activity for Development/Redevelopment Communities includes additions for land while under construction/redevelopment and reductions for land once placed in service and reflect a net reduction for the year ended December 31, 2020 of $105,436.
(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized spend related to recognized casualty losses, if applicable.
(5)	Includes $172 in rebates received during the year ended December 31, 2020, primarily related to NOI Enhancing Capex incurred during prior years.
(6)	This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Established Communities and Other Stabilized Communities exclude $1,856 and $6, respectively, related to commercial space.
(7)	Consists primarily of redevelopment spend at communities maintaining stabilized occupancy during the redevelopment.
(8)	Represents acquired communities, including those from joint venture partners, coupled with commitment close-outs and construction true-ups on recently constructed communities.
(9)	Includes communities that were under construction/reconstruction during the period, including communities where construction/reconstruction has been completed.
(10)	Includes the sale of condominiums at The Park Loggia.

Other Capitalized Costs
	Interest	Overhead
Q1 2020	$11,498	$13,433
Q2 2020	$11,019	$11,050
Q3 2020	$11,221	$10,459
Q4 2020	$10,419	$10,326

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of December 31, 2020
(unaudited)

Community Information			Number	Total	Schedule					%	%	%	%
			of	Capital				Full Qtr	Avg Rent	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Per				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Home	As of January 13, 2021			Q4 '20

	Communities Under Construction:
1.	Avalon Yonkers	Yonkers, NY	590	$196	Q4 2017	Q3 2019	Q1 2021	Q3 2021	$2,890	76%	72%	67%	56%
2.	AVA Hollywood (1)	Hollywood, CA	695	375	Q4 2016	Q4 2019	Q1 2021	Q4 2021	3,195	91%	64%	59%	49%
3.	Avalon Old Bridge	Old Bridge, NJ	252	72	Q3 2018	Q3 2020	Q2 2021	Q4 2021	2,585	65%	60%	50%	37%
4.	Avalon 555 President	Baltimore, MD	400	139	Q3 2018	Q3 2020	Q3 2021	Q1 2022	2,615	37%	12%	9%	4%
5.	Avalon Newcastle Commons II	Newcastle, WA	293	107	Q4 2018	Q4 2020	Q3 2021	Q2 2022	2,460	20%	7%	3%	2%
6.	Kanso Twinbrook	Rockville, MD	238	66	Q4 2018	Q4 2020	Q2 2021	Q4 2021	1,745	33%	41%	26%	4%
7.	Avalon Harrison (1)	Harrison, NY	143	77	Q4 2018	Q2 2021	Q2 2022	Q3 2022	3,780	—	—	—	—
8.	Avalon Brea Place	Brea, CA	653	290	Q2 2019	Q1 2021	Q2 2022	Q1 2023	2,785	—	1%	—	—
9.	Avalon Foundry Row	Owings Mills, MD	437	100	Q2 2019	Q1 2021	Q1 2022	Q3 2022	1,805	—	1%	—	—
10.	Avalon Acton II	Acton, MA	86	32	Q4 2019	Q3 2020	Q1 2021	Q2 2021	2,645	90%	84%	73%	40%
11.	Avalon Woburn	Woburn, MA	350	121	Q4 2019	Q3 2021	Q2 2022	Q4 2022	2,610	—	—	—	—
12.	AVA RiNo	Denver, CO	246	87	Q4 2019	Q1 2022	Q2 2022	Q4 2022	2,230	—	—	—	—
13.	Avalon Monrovia	Monrovia, CA	154	68	Q4 2019	Q1 2021	Q3 2021	Q1 2022	3,010	—	1%	—	—
14.	Avalon Harbor Isle	Island Park, NY	172	90	Q4 2020	Q1 2022	Q3 2022	Q1 2023	4,400	—	—	—	—
15.	Avalon Easton II	Easton , MA	44	15	Q4 2020	Q3 2021	Q4 2021	Q1 2022	2,435	—	—	—	—
16.	Avalon Somerville Station	Somerville, NJ	375	116	Q4 2020	Q2 2022	Q3 2023	Q1 2024	2,465	—	—	—	—
	Total / Weighted Average Under Construction		5,128	$1,951					$2,700

	Communities Completed this Quarter:
1.	Avalon Marlborough II	Marlborough, MA	123	$42	Q2 2019	Q3 2020	Q4 2020	Q2 2021	$2,495	100%	86%	84%	63%
2.	Avalon Towson	Towson, MD	371	114	Q4 2017	Q1 2020	Q4 2020	Q4 2021	1,955	100%	63%	57%	45%
3.	Avalon Walnut Creek II	Walnut Creek, CA	200	113	Q4 2017	Q3 2020	Q4 2020	Q2 2021	3,085	100%	91%	89%	72%
4.	Avalon Doral	Doral, FL	350	116	Q2 2018	Q3 2020	Q4 2020	Q3 2021	2,230	98%	65%	57%	35%
	Communities Completed Subtotal/Weighted Average		1,044	$385					$2,325

	Total/Weighted Average Under Construction and Completed this quarter		6,172	$2,336					$2,635

	Total Weighted Average Projected NOI as a % of Total Capital Cost			5.8%

Asset Cost Basis (millions) (2):
	Total Capital Cost, under construction and completed			$2,658
	Total Capital Cost, disbursed to date			(2,099)
	Total Capital Cost, remaining to invest			$559

(1)	Developments containing at least 10,000 square feet of commercial space include AVA Hollywood (19,000 sf) and Avalon Harrison (27,000 sf).

(2)	Includes the communities presented and two additional communities with 563 apartment homes representing $322 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Q4 2020 NOI for these communities was $5.8 million.

Attachment 10
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
December 31, 2020
(Dollars in thousands)
(unaudited)

Operating Communities
				NOI (1)(2)		Disposition Gains and Other Activity (1)(3)		Debt
		AVB	Apartment	Q4	Full Year	Q4	Full Year		Interest
Venture	Communities	Ownership	Homes	2020	2020	2020	2020	Principal (1)	Rate (4)

NYTA MF Investors LLC (the "NYC Joint Venture")	5	20.0%	1,301	$6,529	$35,192	$—	$—	$395,939	3.88%
Archstone Multifamily Partners AC LP (the "U.S. Fund")	3	28.6%	671	2,884	13,485	—	18,416	120,310	3.65%
Multifamily Partners AC JV LP	2	20.0%	529	2,628	11,405	—	—	111,653	(5) 6.00%
MVP I, LLC	1	25.0%	313	1,749	9,513	—	—	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,044	4,636	—	—	21,005	3.40%
Total Unconsolidated Real Estate Investments	12		3,119	$14,834	$74,231	$—	$18,416	$751,907	4.06%

Development Communities
			Projected
				Total Capital						% Complete
		AVB	Apartment	Cost			Initial		Avg Rent	As of
Venture	Location	Ownership	Homes	(millions) (1)		Start	Occupancy	Complete	Per Home	January 13, 2021

Avalon Alderwood MF, LLC	Lynnwood, WA	50.0%	328	$110		Q4 2019	Q4 2021	Q3 2022	$2,295	—%
Arts District Joint Venture (6)	Los Angeles, CA	25.0%	475	276		Q3 2020	Q1 2023	Q4 2023	3,360	—%
			803	$386	(7)				$2,925

(1)NOI, debt principal, disposition gains and other activity and projected Total Capital Cost are presented at 100% ownership.
(2)NOI includes $1,484 in full year 2020 from one U.S. Fund community disposed of during 2020. NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.
(3)Disposition gains and other activity is composed primarily of gains on disposition of unconsolidated real estate investments, of which the Company's portion is included in joint venture income as presented on Attachment 1 - Condensed Consolidated Operating Information. The Company's portion of income from disposition gains and other activity for the three months and year ended December 31, 2020 was $5,157, related to a disposition by the U.S. Fund. The Company's portion of income from disposition gains and other activity for the three months and year ended December 31, 2019 was $5,788, related to a disposition by the U.S. Fund.
(4)Represents the weighted average interest rate as of December 31, 2020.
(5)Borrowing is comprised of loans made by the equity investors in the venture in proportion to their equity interests.
(6)This development is expected to include 56,000 square feet of commercial space. The venture has secured a $165,600 variable rate construction loan, which is expected to fund 60% of the projected Total Capitalized Cost. The venture will commence draws under the loan subsequent to required equity contributions by the venture partners.
(7)Of this projected Total Capital Cost, the Company's remaining equity investment after expected loan proceeds is $38,400.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
December 31, 2020
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2021	$37,148	$—	$37,148
Fixed rate	$408,964	3.8%	2022	9,918	550,000	559,918
Variable rate	470,850	1.7%	2023	10,739	600,000	610,739
Subtotal, secured notes	879,814	2.7%	2024	11,677	450,000	461,677
			2025	12,408	825,000	837,408
Unsecured notes			2026	13,445	775,000	788,445
Fixed rate	6,500,000	3.5%	2027	251,980	400,000	651,980
Variable rate	250,000	1.2%	2028	20,707	450,000	470,707
Subtotal, unsecured notes	6,750,000	3.4%	2029	77,992	450,000	527,992
			2030	12,384	700,000	712,384
Variable rate facility (3)	—	—%	Thereafter	421,416	1,550,000	1,971,416
Total Debt	$7,629,814	3.3%		$879,814	$6,750,000	$7,629,814

SELECT DEBT METRICS

Net Debt-to-Core EBITDAre (4)	5.4x	Interest Coverage (4)	6.6x	Unencumbered NOI (4)	94%	Weighted avg years to maturity of total debt (2)	9.3

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	December 31, 2020	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	32.9%	<	65%
Combined EBITDA to Combined Debt Service	5.74x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	29.5%	<	65%
Secured Indebtedness to Capitalization Value (5)	4.2%	<	40%

Unsecured Senior Notes Covenants (6)	December 31, 2020	Requirement

Total Outstanding Indebtedness to Total Assets (7)	31.8%	<	65%
Secured Indebtedness to Total Assets (7)	3.6%	<	40%
Unencumbered Assets to Unsecured Indebtedness	330.1%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.31x	>	1.50x

(1)
Rates are as of December 31, 2020 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's unsecured credit facility and any associated issuance discount, mark-to-market discounts and deferred financing costs if applicable.
(3)	Represents amounts outstanding at December 31, 2020 under the Company's $1.75 billion unsecured credit facility.
(4)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of December 31, 2020, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12
AvalonBay Communities, Inc.
Summary of Disposition Activity (1)
December 31, 2020
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of	Investment Period	Gross Sales		Depreciation	Economic	Initial Year Mkt.	Unleveraged
Communities Sold	(Years)	Price	GAAP Gain	and Other	Gain (Loss)	Cap Rate	IRR

2011 - 2015:
21 Communities (2)	12.9	$1,947,490	$783,478	$256,217	$527,261	5.0%	12.3%

2016:
7 Communities (3)	15.3	$522,850	$370,301	$112,492	$257,809	5.3%	13.0%

2017:
6 Communities	9.6	$475,500	$251,163	$88,082	$163,081	5.3%	11.0%

2018:
8 Communities (4)	6.7	$618,750	$195,115	$102,170	$92,945	4.6%	7.6%

2019:
6 Communities	9.8	$427,600	$166,105	$95,233	$70,872	4.6%	8.2%

2020:
9 Communities	14.0	$627,750	$340,444	$129,743	$210,701	4.4%	10.8%

2011 - 2020 Total:
57 Communities	11.7	$4,619,940	$2,106,606	$783,937	$1,322,669	4.9%	11.4%

(1)Provides disposition activity for consolidated communities for the most recent 10 year period.
(2)Communities sold during this period include the following considerations:
i.2011 results exclude the Company's proportionate GAAP gain of $7,675 associated with an asset exchange.
ii.2012 GAAP and Economic Gains include the recognition of $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.
iii.2013 and 2014 results include the sale of four and two Archstone communities, respectively, for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to the short investment period.
(3)2016 GAAP and Economic Gains exclude the impact of the consolidation of Avalon Clarendon, for which the Company recognized a gain of $4,322.
(4)2018 results exclude the five communities the Company contributed to the NYC Joint Venture.

Attachment 13
AvalonBay Communities, Inc.
First Quarter 2021 Financial Outlook
As of February 3, 2021
(dollars in millions, except per share and apartment home data)
(unaudited)

Key Outputs (1)	Key Capital Items - Full Year 2021

2020 Actual	Q1 2021 Projected	New capital sourced from asset and condominium sales and capital markets activity	$630

EPS	$5.89	$0.91	to	$1.01	Capital used for development and redevelopment activity, including land	$800
FFO per share	$8.45	$1.81	to	$1.91
Core FFO per share	$8.69	$1.85	to	$1.95	Capital used for debt redemptions and amortization	$35

Assumptions	Additional Information
January 2021 Preliminary (2)	Q4 2020 Actual	Q1 2021 Projected
January 2021 Preliminary Established Communities:
Residential revenue	$169.2	Presented in 2021 community classification:
Residential revenue change compared to January 2020	(7.8)%	Established Communities residential revenue	$509.3	$501.0
Residential revenue change compared to December 2020	(0.4)%	Established Communities residential operating expense	163.6	165.2

Q1 2021 Projected	Established Communities residential NOI	$345.7	$335.8

Q1 2021 Established Communities assumptions:	Other Stabilized Communities residential NOI	$15.1	$14.8
Residential revenue change	(10.0)% to (8.5)%	Redevelopment Communities residential NOI	1.0	0.9
Residential operating expense change	2.8% to 5.8%	Development Communities residential NOI	3.3	5.7
Residential NOI change	(16.2)% to (13.2)%	Commercial NOI	(0.3)	4.1
Total NOI	$364.8	$361.3
Full Year 2021 Projected

Capitalized interest	$28 to $38	Core FFO adjustment related to the for-sale residential condominiums at The Park Loggia - Full Year 2021

Expected capital cost for Development Communities:
Started in 2021	$650 to $850	Expensed costs (4)	$4
Completed in 2021	$1,070	GAAP gain on sales, net of taxes (5)	(2)
Imputed carry cost (6)	8
Development homes completed and delivered in 2021	2,500	Total Core FFO adjustments	$10
Development homes occupied in 2021	2,700
2021 Projected residential NOI - Development Communities	$40 to $50	Total Core FFO adjustments (per share)	$0.07

Expensed overhead (3)	$163 to $173
Expensed overhead, included in Core FFO (3)	$160 to $170

(1)See Attachment 14 for Definitions and Reconciliations of Non-GAAP Financial Measures, including the reconciliation of Projected EPS to Projected FFO per share and Projected FFO per share to Projected Core FFO per share.
(2)January 2021 Established Communities residential revenues are preliminary and subject to assumptions and estimates which may be revisited for the Company’s Q1 2021 reporting.
(3)Expensed overhead includes general and administrative expense, property management and other indirect operating expenses. Expensed overhead, included in Core FFO, represents expensed overhead adjusted to remove the impact of executive transition costs as detailed in Attachment 14, Table 7.
(4)Operating expenses incurred for condominium homes include property taxes, sales and marketing and other operating costs.
(5)Reflects GAAP gain after taxes and costs of sales on condominium homes projected to be sold during 2021. Projected gross proceeds from sales are expected to be $80 to $100 in 2021.
(6)Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt rate.

Attachment 14

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
December 31, 2020
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

AVB Residential Benchmark represents the average monthly revenue collections as a percentage of amounts billed for the referenced day of the month for the period from April 2019 to March 2020.

Average Rent per Home, as calculated for certain Development Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fifth Amended and Restated Revolving Loan Agreement dated as of February 28, 2019 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture governing a majority of the Company's unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2019 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development Communities are consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Attachment 14

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the year ended December 31, 2020 is presented elsewhere on Attachment 12.

Established Communities are consolidated communities in the markets where the Company has a significant presence, including the Company's Expansion Markets of Southeast Florida and Denver, Colorado, and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2020 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2019, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Established Communities Collections are the collection rates based on individual resident and commercial tenant activity as reflected in the Company’s property management systems, and are presented to provide information about collections trends during the COVID-19 pandemic. Prior to the COVID-19 pandemic, the collections information provided was not routinely produced for internal use by senior management or publicly disclosed by the Company, and is a result of analysis that is not subject to internal controls over financial reporting. This information is not prepared in accordance with GAAP, does not reflect GAAP revenue or cash flow metrics, may be subject to adjustment in preparing GAAP revenue and cash flow metrics at the end of the three months and year ended December 31, 2020. Additionally, this information should not be interpreted as predicting the Company’s financial performance, results of operations or liquidity for any period.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

Attachment 14

TABLE 1
Q4
2020
Net income	$341,114
Interest expense, net (1)	51,589
Income tax benefit	(2,178)
Depreciation expense	177,823
EBITDA	$568,348

Gain on sale of communities	(249,106)
Joint venture EBITDAre adjustments (2)	3,294
EBITDAre	$322,536

Gain on other real estate transactions	(112)
Business interruption insurance proceeds	—
Advocacy contributions	5,484
Severance related costs	27
Development pursuit write-offs and expensed transaction costs, net	7,907
Gain on for-sale condominiums	(39)
For-sale condominium marketing, operating and administrative costs	1,650
Asset management fee intangible write-off	—
Legal settlements	455
Core EBITDAre	$337,908

(1) Includes gains and losses on extinguishment of debt and interest rate contracts, if applicable.
(2) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by NAREIT. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 14

TABLE 2
	Q4	Q4	Full Year	Full Year
	2020	2019	2020	2019
Net income attributable to common stockholders	$341,128	$167,650	$827,630	$785,974
Depreciation - real estate assets, including joint venture adjustments	176,840	171,314	704,331	666,563
Distributions to noncontrolling interests	12	12	48	46
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	(5,788)	(5,157)	(5,788)
Gain on sale of previously depreciated real estate	(249,106)	(256)	(340,444)	(166,105)
FFO attributable to common stockholders	268,874	332,932	1,186,408	1,280,690

Adjusting items:
Joint venture losses	289	87	375	87
Business interruption insurance proceeds	—	(527)	(385)	(1,441)
Lost NOI from casualty losses covered by business interruption insurance	—	265	48	675
Loss on extinguishment of consolidated debt	—	—	9,333	602
Gain on interest rate contract	(2,894)	—	(2,894)	—
Advocacy contributions	5,484	50	8,558	50
Severance related costs	27	60	2,142	2,327
Development pursuit write-offs and expensed transaction costs, net (1)	7,907	2,093	11,443	3,782
Gain on for-sale condominiums (2)	(39)	—	(8,213)	—
For-sale condominium marketing, operating and administrative costs (2)	1,650	1,286	5,662	3,812
For-sale condominium imputed carry cost (3)	2,304	4,121	11,317	6,351
Gain on other real estate transactions	(112)	(65)	(440)	(439)
Legal settlements (4)	455	(2,221)	490	(6,292)
Income tax (benefit) expense (5)	(2,178)	1,825	(3,247)	13,003
Core FFO attributable to common stockholders	$281,767	$339,906	$1,220,597	$1,303,207

Average shares outstanding - diluted	139,632,368	139,968,027	140,435,195	139,571,550

Earnings per share - diluted	$2.44	$1.20	$5.89	$5.63
FFO per common share - diluted	$1.93	$2.38	$8.45	$9.18
Core FFO per common share - diluted	$2.02	$2.43	$8.69	$9.34

(1) Amounts for 2020 include the write-off of $7,264 for a development opportunity in New York City, with a projected Total Capital Cost of $688,000, that the Company no longer expects is probable.
(2) Aggregate impact of (i) Gain on for-sale condominiums and (ii) For-sale condominium marketing, operating and administrative costs, is a net expense of $1,611 for Q4 2020 and a net gain of $2,551 for full year 2020, and an expense of $1,286 and $3,812 for Q4 and full year 2019, respectively, as shown on Attachment 1 - Condensed Consolidated Operating Information.
(3) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(4) Amounts for 2019 include $2,237 in legal settlement proceeds related to a construction defect at a community, and amount for full year 2019 also includes $3,126 in legal settlement proceeds related to a former development opportunity.
(5) The benefit for Q4 and full year 2020 relates to tax losses generated through taxable REIT subsidiaries ("TRS") as well as provisions of the Coronavirus Aid, Relief, and Economic Security Act. Amount for full year 2019 consists of $5,782 related to GAAP to tax basis differences at The Park Loggia development and $7,221 related to the other activity the Company undertook in our TRS, including the disposition of two wholly-owned operating communities and deferred tax obligations related to the Company's sustainability initiatives.

Attachment 14

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended December 31, 2020 is as follows (dollars in thousands):

TABLE 3

Core EBITDAre	$337,908

Interest expense, net	$51,589

Interest Coverage	6.6 times

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Like-Term Lease Rent Change represents the percentage change in contractual rent between two leases of the same lease term category for the same apartment. Average Like-Term Lease Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term rent change. New Move-In Like-Term Lease Rent Change is the change in rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Lease Rent Change is the change in rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in Market Rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized fourth quarter 2020 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

Attachment 14

TABLE 4

Total debt principal (1)	$7,629,814
Cash and cash in escrow	(313,532)
Net debt	$7,316,282

Core EBITDAre	$337,908

Core EBITDAre, annualized	$1,351,632

Net Debt-to-Core EBITDAre	5.4 times

(1) Balance at December 31, 2020 excludes $10,380 of debt discount and $37,615 of deferred financing costs as reflected in unsecured notes, net, and $14,478 of debt discount and $3,004 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture (income) loss, depreciation expense, corporate income tax expense (benefit), casualty and impairment loss (gain), net, gain on sale of communities, (gain) loss on other real estate transactions, net for-sale condominium activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

Attachment 14

TABLE 5
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2020	2019	2020	2020	2020	2020	2019
Net income	$341,114	$167,671	$147,717	$170,869	$168,006	$827,706	$786,103
Indirect operating expenses, net of corporate income	27,400	20,073	23,837	23,407	22,799	97,443	83,008
Expensed transaction, development and other pursuit costs, net of recoveries	8,110	2,428	567	388	3,334	12,399	4,991
Interest expense, net	51,589	54,190	53,249	53,399	55,914	214,151	203,585
(Gain) loss on extinguishment of debt, net	—	—	(105)	268	9,170	9,333	602
General and administrative expense	13,465	12,602	13,985	15,573	17,320	60,343	58,042
Joint venture loss (income)	348	(7,872)	(5,083)	(512)	(1,175)	(6,422)	(8,652)
Depreciation expense	177,823	171,364	175,348	176,249	177,911	707,331	661,578
Income tax (benefit) expense	(2,178)	1,825	(27)	(1,133)	91	(3,247)	13,003
Gain on sale of communities	(249,106)	(256)	(31,607)	(35,295)	(24,436)	(340,444)	(166,105)
Gain on other real estate transactions	(112)	(65)	(129)	(156)	(43)	(440)	(439)
Net for-sale condominium activity	1,611	1,286	646	(1,348)	(3,460)	(2,551)	3,812
NOI from real estate assets sold or held for sale	(5,242)	(9,399)	(7,069)	(7,599)	(8,502)	(28,412)	(45,354)
NOI	$364,822	$413,847	$371,329	$394,110	$416,929	$1,547,190	$1,594,174

Established:
New England	$45,595	$52,076	$46,358	$50,125	$50,976	$193,053	$202,812
Metro NY/NJ	73,443	83,244	73,797	75,964	82,204	305,408	327,356
Mid-Atlantic	56,177	64,712	56,190	60,041	64,655	237,063	250,142
Pacific NW	17,051	20,687	18,578	19,626	20,838	76,093	82,186
No. California	62,245	76,875	67,530	75,408	77,829	283,012	305,450
So. California	70,719	82,324	71,125	74,601	82,455	298,900	321,776
Expansion Markets	3,372	3,401	3,015	3,561	3,428	13,376	13,578
Total Established	328,602	383,319	336,593	359,326	382,385	1,406,905	1,503,300
Other Stabilized	22,602	22,724	22,834	23,108	23,496	92,040	74,814
Development/Redevelopment	13,618	7,804	11,902	11,676	11,048	48,245	16,060
NOI	$364,822	$413,847	$371,329	$394,110	$416,929	$1,547,190	$1,594,174

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 6
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2020	2019	2020	2020	2020	2020	2019

Revenue from real estate assets sold or held for sale	$8,445	$14,385	$11,459	$11,919	$13,127	$44,951	$73,168
Operating expenses from real estate assets sold or held for sale	(3,203)	(4,986)	(4,390)	(4,320)	(4,625)	(16,539)	(27,814)
NOI from real estate assets sold or held for sale	$5,242	$9,399	$7,069	$7,599	$8,502	$28,412	$45,354

Attachment 14

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for Redevelopment Communities.

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2020, or which were acquired subsequent to January 1, 2019. Other Stabilized Communities excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the first quarter 2021 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 7
	Low Range	High Range
Projected EPS (diluted) - Q1 2021	$0.91	$1.01
Depreciation (real estate related)	1.26	1.30
Gain on sale of communities	(0.36)	(0.40)
Projected FFO per share (diluted) - Q1 2021	1.81	1.91

Adjustments related to residential for-sale condominiums at The Park Loggia (1)	0.02	0.02
Executive transition costs	0.02	0.02
Projected Core FFO per share (diluted) - Q1 2021	$1.85	$1.95

(1) See Attachment 13 - 2021 Financial Outlook for additional detail.

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Attachment 14

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment Communities include one community containing 344 apartment homes that are currently under active redevelopment as of December 31, 2020.

Rental Revenue with Residential Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical residential concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Residential Concessions on a Cash Basis allows an investor to understand the historical trend in residential cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Residential Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 8
	Q4	Q4	Full Year	Full Year
	2020	2019	2020	2019
Rental revenue (GAAP basis)	$485,735	$531,456	$2,026,719	$2,104,521
Residential concessions amortized	10,139	375	18,117	2,153
Residential concessions granted	(19,466)	(451)	(46,638)	(1,522)

Rental Revenue with Residential Concessions
on a Cash Basis	$476,408	$531,380	$1,998,198	$2,105,152

% change -- GAAP revenue		(8.6)%		(3.7)%

% change -- cash revenue		(10.3)%		(5.1)%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Attachment 14

Unconsolidated Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of December 31, 2020 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2020 is as follows (dollars in thousands):

TABLE 9
Full Year 2020
NOI
NOI for Established Communities	$1,406,905
NOI for Other Stabilized Communities	92,040
NOI for Development/Redevelopment Communities	48,245
NOI from real estate assets sold or held for sale	28,412
Total NOI generated by real estate assets	1,575,602
NOI on encumbered assets	94,775
NOI on unencumbered assets	$1,480,827

Unencumbered NOI	94%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.